GURTIN MUNICIPAL BOND MANAGEMENT

Code of Ethics

Rule 204A-1 of the Investment Advisers Act of 1940

Jeffery A. Yorg

2/1/2019

This document has been developed and designed to comply with the U.S. Securities and Exchange Commission Rule 204A-1 of the Investment Advisers Act of 1940. For further information, please contact the Chief Compliance Officer, at 858-436-2200

Table of Contents

Definitions	4
Standards of Business Conduct	5
Prohibition Against Insider Trading	5
Personal Securities Transactions	8
Reporting Violations and Sanctions	11
Certification	11
Records	12
Temporary Employees and Independent Contractor/Consultants	12

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Gurtin Municipal Bond Management, a PIMCO Company (“Gurtin”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all Supervised persons of Gurtin and is designed to, among other things, govern personal securities trading activities in the accounts of Access persons. The Code is based upon the principle that Gurtin and its Supervised persons owe a fiduciary duty to Gurtin’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that Gurtin maintains high ethical standards. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

Pursuant to Section 206 of the Advisers Act, both Gurtin and its Supervised persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Gurtin has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Gurtin and its Supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to strive to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Gurtin expects every Supervised person to demonstrate the highest standards of ethical conduct for continued employment with Gurtin. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Gurtin. Supervised persons are urged to seek the advice of the Chief Compliance Officer (“CCO”), for any questions about the Code or the application of the Code to their individual circumstances. Supervised persons should also understand that a breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Gurtin.

In those situations where a Supervised person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. Failure to understand these provisions herein is not an excuse for non-compliance. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading will be resolved in favor of the client even at the expense of the interests of Supervised persons.

Definitions

For the purposes of this Code, the following definitions shall apply:

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“Access person” means any Supervised person who: has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic or who has access to such recommendations that are non-public. All employees involved in the day to day operations of Gurtin are considered to be Access persons.

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“Account” means accounts of any Supervised person and includes accounts of the employee’s immediate family members (any relative by blood, marriage, or adoption living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as 401k, IRAs, 529 Plans, trusts and custodial accounts or other accounts in which the Supervised person has a beneficial interest.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. An Access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access person’s household.

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“Reportable security” means, under Section 275.204A-1, any security as defined in Section 202(a)(18) of the Advisers Act ( which includes such securities as cryptocurrencies), except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Gurtin or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Gurtin or a control affiliate acts as the investment adviser or principal underwriter for the fund.

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“Supervised person” means directors, officers, and employees of Gurtin involved in the day to day management and operations (or other persons occupying a similar status or performing similar functions for Gurtin), and any other person who provides advice on behalf of Gurtin and is subject to Gurtin’s supervision and control.

Standards of Business Conduct

Gurtin places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its Supervised persons by our clients is something the firm values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and other applicable federal securities laws, rules and regulations.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code and Gurtin’s Code of Business Conduct. The Code also contains policies and procedures with respect to personal securities transactions of all Gurtin’s Access persons as defined herein. These procedures cover transactions in a Reportable security in which an Access person has a beneficial interest in or accounts over which the Access person exercises control as well as transactions by members of the Access person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Gurtin or its agents or Supervised persons to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules there under.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised persons and Gurtin to stringent criminal or civil penalties. The Securities and Exchange Commission (“SEC”) can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised persons and Gurtin may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised persons of Gurtin and their immediate family members with Beneficial ownership.

The law of insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised person may trade, either personally or on behalf of others (such as mutual funds and private accounts managed by Gurtin), while in the possession of material, nonpublic information, nor may any personnel of Gurtin communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s/Government issuer’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s/government issuer’s results and operations, including, for example, dividend changes, earnings results, reserve levels, economic changes and effects, debt obligation levels, changes in previously released earnings/surplus or loss estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, liquidity levels, and extraordinary management developments.

Material information also may relate to the market for a company’s/government issuer’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Gurtin’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including mutual funds, investment funds, or private accounts managed by Gurtin (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO, or its designee.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to the CCO, or its designee.

•	After the CCO, or is designee, has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO, or its designee, before taking any action. This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies/Governments

Contacts with public companies/governments may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised person of Gurtin or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer or a government’s financial officer prematurely discloses financial results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Gurtin must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO, or its designee, immediately if you believe that you may have received material, nonpublic information.

5. Restricted/Watch Lists

Although Gurtin does not typically receive confidential information from portfolio companies/government obligors, it may, if it receives such information take appropriate procedures to restrict purchases/sales of certain securities.

The CCO, or his/her designee, may place certain securities on a “restricted list.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on the restricted list for an advisory account or an Account. Securities about which a number of Supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO, or his/her designee, shall take steps to immediately inform all Supervised persons of the securities listed on the restricted list via the compliance monitoring system.

The CCO, or his/her designee, may place certain securities on a “watch list.” Securities about which a limited number of Supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Gurtin has adopted the following principles governing personal investment activities by Gurtin’s Access persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access persons must not take inappropriate advantage of their positions.

All Access persons are required to receive pre-clearance from Gurtin’s Risk, Compliance and Legal Department through the compliance monitoring system or via email only for the following security types:

1)	All municipal bonds; however such preclearance is not required if the bonds are:

◾	purchased through Gurtin’s standard bond allocation process where the Access Person receives a buy allocation after all suitable clients, or

◾	sold pro rata with client accounts only if sufficient liquidity exists to meet the planned sale in a reasonable period of time;

2)	IPOs (which includes initial coin offerings);

3)	Private Placements; and

4)	shares in any mutual fund that, at the time of purchase/sale is advised by Gurtin.

All Access persons must receive automated notification of approval from the compliance monitoring system or written approval from the CCO, or his/her designee, prior to executing any trades or transactions in the above security types. Pre-clearance for CCO purchases of the above must be first obtained from Gurtin’s Chief Risk Officer. All approvals for municipal bonds and shares in a Gurtin advised mutual fund are valid for the business day approval is granted and 5 business days for IPOs and Private Placements unless the Chief Compliance Officer provides a special exemption for a longer pre-clearance period.

Pre-Clearance Required for Participation in IPOs

No Access person shall acquire any Beneficial ownership in any securities in an Initial Public Offering (which includes initial coin offerings) for his or her account, as defined herein, without the prior automated notification of approval from the compliance monitoring system or written approval of the CCO, or his/her designee, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access person’s activities on behalf of a client). If the CCO, or his/her designee, or the compliance monitoring system is unable to pre-clear securities due to unavailability, pre-clearance must be obtained from Gurtin’s Chief Risk Officer not making the same investment or request.

Pre-Clearance Required for Private or Limited Offerings

No Access person shall acquire Beneficial ownership of any securities in a limited offering or private placement without the prior automated notification of approval from the compliance monitoring system or written approval of the CCO, or his/her designee, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access person’s activities on behalf of a client. If the CCO, his/her designee, or the compliance monitoring system is unable to pre-clear securities due to unavailability, pre-clearance must be obtained from Gurtin’s Chief Risk Officer not making the same investment or request.

Excessive Trading and Market Timing of Mutual Fund Shares

The issue of excessive trading and market timing by mutual fund shareholders is serious and not unique to Gurtin. You are subject to the terms and restrictions of an open-end mutual fund’s prospectus, including restrictions such fund may impose on excessive trading. You may not engage in trading of shares of an open-end mutual fund that is inconsistent with the prospectus of that fund.

Personal Securities Compliance Procedures

Reporting Requirements

Every Access person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO, or his/her designee, which must contain the information described below.

1. Initial Holdings Report

Every Access person shall, no later than ten (10) days after the person becomes an Access person, file an initial holdings report with the Risk, Compliance and Legal Department containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable security in which the Access person had any direct or indirect Beneficial interest ownership when the person becomes an Access person;

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The name of any broker, dealer or bank, account name, number and location with whom the Access person maintained an account in which any securities were held for the direct or indirect benefit of the Access person; and

•	The date that the report is submitted by the Access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access person.

2. Annual Holdings Report

Every Access person, no later than ten (10) days following the official request in any given year, shall certify that all their Accounts are identified in the compliance monitoring system and all Reportable securities are identified. For Accounts that are not registered in the compliance monitoring system, each Access person shall file an annual holdings report to the CCO, or his/her designee containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every Access person must, no later than thirty (30) days after the end of each calendar quarter, certify that the activity for their Accounts in the compliance monitoring system is accurate and complete showing all the Reportable securities and any new accounts established during that quarter. For Accounts that are not registered in the compliance monitoring system, each Access person shall file a quarterly report containing the following information:

With respect to any transaction during the quarter in a Reportable security in which the Access persons had any direct or indirect Beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the Access person.

4. Exempt Transactions

Under Rule 204A-1, there are three exceptions to personal security reporting. An Access person need not submit a report with respect to:

•	Transactions effected for, reportable securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Gurtin holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

5. Monitoring and Review of Personal Securities Transactions

The CCO, or his/her designee, will monitor and review all reports required under the Code for compliance with Gurtin’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO, or his/her designee, may also initiate inquiries of Access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Gurtin. Any transactions for any accounts of the CCO will be reviewed and approved by the Chief Risk Officer or other designated supervisory person. The CCO shall at least annually identify all Access persons who are required to file reports pursuant to the Code and will inform such Access persons of their reporting obligations.

Reporting Violations and Sanctions

You are required to promptly report any violation of this Code of which you become aware, whether your own or another employee’s. Reports of violations other than your own may be made anonymously and confidentially to the Chief Compliance Officer.

The CCO shall promptly report to the Founder and/or Chief Risk Officer all apparent material violations of the Code. Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the Supervised person’s employment with the firm.

The Chief Compliance Officer, in consultation with Senior management, has the authority to exempt any Gurtin employee or any personal investment transaction from any or all of the provisions of this Code if the Chief Compliance Officer determines that such exemption would not be against the interests of any client and is consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

This Code will not be interpreted or applied in any manner that would violate any Gurtin’s employee’s legal rights as an employee under applicable law. For example, nothing in this Code prohibits or in any way restricts any Gurtin employee from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the Securities and Exchange Commission or any other governmental or regulatory body or self-regulatory organization. A Gurtin employee does not need prior Gurtin authorization before taking any such action and a Gurtin employee is not required to inform Gurtin if he or she chooses to take such action.

Certification

Initial Certification

Through the compliance monitoring system, all Supervised persons will be provided with an electronic copy of the Code and must initially certify through the system, unless an exception is made by the CCO, that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

Through the compliance monitoring system, all Supervised persons will be provided any amendments to the Code and must certify that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

Through the compliance monitoring system, all Supervised persons must annually certify through the system, unless an exception is made by the CCO, that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The Chief Compliance Officer will keep all records, either in files or electronic media, maintained at Gurtin’s offices or Gurtin controlled servers for at least two years and will otherwise keep in an easily accessible place for at least five years from the end of either the fiscal year in which the document was created or the last fiscal year during which the document was effective or in force, whichever is later. Such records include: copies of this Code and any amendments hereto, all personal brokerage account statements and reports of employees, a list of persons responsible for reviewing employee reports, copies of all pre-clearance forms, records of violations and actions taken as a result of violations, and acknowledgments, certifications and other memoranda relating to the administration of this Code.

Temporary Employees and Independent Contractor/Consultants

Any individuals subject to provisional work agreements, which may include temporary contract workers, independent contractors or independent consultants, are considered Supervised persons and Access persons for purposes of this Code. The Chief Compliance Officer may exempt such persons from any requirement hereunder if the Chief Compliance Officer determines that such exemption would not have a material adverse effect on client accounts.